AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 8, 2000
                                   Registration Statement No. 333-38246


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM  S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                              SPARTECH  CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                                43-0761773
(State or other jurisdiction of       (IRS Employer Identification No.)
incorporation or organization)

                      120 South Central Avenue, Suite 1700
                             Clayton, Missouri 63105
                                 (314) 721-4242
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                Jeffrey D. Fisher
                       Vice President and General Counsel
                              Spartech Corporation
                      120 South Central Avenue, Suite 1700
                            St. Louis, Missouri 63105
                                 (314) 721-4242
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______________
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


The information contained in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

             Subject to Completion, June 8, 2000


[SPARTECH LOGO]      Spartech Corporation
             120 South Central Avenue, Suite 1700
                   Clayton, Missouri 63105
                        (314) 721-4242


                       1,636,700 Shares
                         Common Stock

               _______________________________


The selling security holders named in this prospectus under "Selling Security Holders" are offering 1,636,700 shares of common stock with this prospectus.

We do not know when or how the selling security holders intend to sell the shares, or what the price, terms or conditions of any sales will be. They may sell the shares directly or through underwriters, dealers or agents, and they may sell the shares in market transactions or privately-negotiated transactions. Spartech will not receive any proceeds from the sale of shares by the selling security holders.

Our common stock is listed on the New York Stock Exchange under the symbol "SEH." On June 6, 2000, the closing sale price of the common stock on the New York Stock Exchange was $29.00 per share.

                  Investing in the common stock involves risks.
                     See "Risk Factors" beginning on page 2.

               _______________________________

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell, and it does not seek an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is correct only as of the date of this prospectus, regardless of when this prospectus is delivered to you or these securities are sold.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

               _______________________________

                Prospectus dated _______, 2000
                      Table of Contents
                                                     Page

        Risk Factors                                  2

        Forward-Looking Statements                    5

        Selling Security Holders                      5

        Plan of Distribution                          6

        Use of Proceeds                               7

        Legal Matters                                 7

        Experts                                       8

        About Spartech                                8

        Where You Can Find More Information           8



                           Risk Factors

The principal risks of this offering are described below. You should carefully consider these risks before deciding to invest in our common stock. These risks could materially and adversely affect our business, financial condition and results of future operations. If that were to happen, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks described below are not the only ones we face.

We Operate in a Highly Competitive Industry, and Our Failure to Compete Effectively Could Hurt Our Profits

   Our continued profitability depends on our ability to meet competition. Our industry is competitive in several ways:

   * The plastics intermediary industry is characterized by a large number of companies and by periodic oversupply of base resins, resulting in intense price competition. If we are unable to meet our competitors' prices, our sales could be reduced. On the other hand, if we meet the competition but are not able to do so in a cost-efficient way, our margins could decrease. In either event, our profits could be reduced or we could incur writedowns to inventory values.

   * Because plastics intermediaries are consolidating, our competitors may become larger, which could make them more efficient, reducing their cost of materials and permitting them to be more price competitive. Increased size could also permit them to operate in wider geographic areas and enhance their ability to compete in other areas such as research and development and customer service, which could reduce our profitability.

   * We may experience increased competition from companies offering products based on alternative technologies and processes that may be competitive or better in price or performance, causing us to lose customers, sales volume and profits.

   * Some of our customers may be or become large enough to justify developing in-house production capabilities. Any material reduction in orders to us by our customers as a result of a shift to in-house production could adversely affect our sales and profits.

We May Not Be Able to Continue to Make the Acquisitions Necessary for Us to Realize Our Growth Strategy

   Acquiring businesses that complement or expand our operations has been and continues to be an important element of our business strategy. This strategy depends on our ability to continue to identify, complete and manage acquisitions profitably. However, several factors may impair our ability to continue this strategy.

   * Some of our major competitors have or could initiate similar growth strategies, and the overall plastics intermediary segment is continuing to consolidate. As a result, competition for suitable acquisition candidates is increasing. We may not be able to acquire additional companies in our industry on terms favorable to us.

   * We have generally financed our acquisitions from bank borrowings or the placement of debt securities, or from the issuance of capital stock, and we expect to derive the consideration used for future acquisitions from the same sources. However, we may not be able to obtain this financing in the future on economically feasible or acceptable terms, or at all. Our consolidated indebtedness was approximately $360 million at April 29, 2000, or 50.4% of our total consolidated capitalization.

   * Integrating acquired businesses requires a significant amount of management time and skill and may place significant demands on our operations and financial resources. We may not be successful in integrating acquired businesses into our operations.

   If we are unable to continue our acquisition strategy, or if we fail to effectively integrate future acquisitions into our operations, it could have a material adverse effect on our business, financial condition and results of operations.

Completed Acquisitions May Result in Interest or Goodwill Amortization Expense that Exceeds the Net Income from the Acquired Operations

   * The amount of debt used to finance our acquisitions and the potential for higher interest rates in the future may result in increased interest costs.

   * To complete future acquisitions we may have to negotiate higher purchase prices that result in increased goodwill amortization expense.

   * The Financial Accounting Standards Board has proposed changes to the accounting for goodwill resulting from future acquisitions, including shortening the maximum period for amortizing goodwill from 40 years to 20 years. Shortening the amortization period would result in increased goodwill amortization expense.

   Any of these factors could result in expenses from these acquisitions that exceed the net income we derive from the acquired operations, which would reduce our net income.

Large Increases in the Costs of Raw Materials Or Substantial Decreases in Their Availability Could Materially and Adversely Affect Our Operating Profit

   * The costs of raw materials used in our manufacturing processes represented approximately 72% of cost of goods sold in fiscal 1999. These raw materials include resins that are affected by changes in supply and demand conditions within the commodity resins market. Prices for these raw materials could increase significantly.

   * In addition, any major disruptions in the availability of petroleum or natural gas to our suppliers could adversely impact the availability of the resins used in our manufacturing process.

   Either of these factors could cause us to lose orders or customers and have a material adverse effect on our sales and operating profit.

We Operate in Cyclical Markets and Have Exposure to Economic Downturns

   Our products are sold in a number of end markets which tend to be cyclical in nature, including transportation, building and construction, bath/pool and spa, and electronics and appliances. A downturn in one or more of these end markets could have a material adverse effect on our sales and operating profit.

Our Stock Price Is Volatile and May Decline

   The trading price of our common stock has fluctuated widely, ranging between $23.00 and $40.50 per share over the past 52 weeks. The overall market and the price of our common stock may continue to be volatile. The trading price of our common stock may be significantly affected by various factors, including:

   *  Variations in our quarter to quarter operating results;

   * Changes in investors' and analysts' perceptions of the business risks and conditions of our business;

   *  The relative size of our market capitalization; and

   *  The limited float of our common stock.

Our Principal Stockholder Could Influence Our Management and Policies, and Could Also Be a Potential Competitor

   As of February 29, 2000, Vita International Limited, of Manchester, England, held approximately 44% of the outstanding shares of our common stock. Two of our directors, Roy Dobson and Calvin J. O'Connor, serve on our board as representatives of Vita.

   * Vita's representation on the board and its large percentage of stock ownership means Vita could be in a position to effectively control our management and policies if it were supported by a relatively small percentage of the other stockholders or if a relatively small percentage of the other shareholders did not choose to exercise their voting rights. In addition, under our certificate of incorporation, Vita's current representation on the board together with its current share ownership are sufficient to give it the power to block significant business combinations with any other 10% shareholder, of which there are none at present, unless the board approves the business combination before the other shareholder acquires its 10% ownership.

   * Vita is a manufacturer and distributor of cellular polymers, engineered thermoplastics, fibers and fabrics, primarily in Europe. Although we do not currently compete with Vita in any material respect, there can be no assurance that our growth and business strategies will not conflict with or be affected by those of Vita at some time in the future. In that event, Vita could act in its interests at the expense of Spartech's interests.

Our Inability to Obtain or Maintain Required Regulatory or Environmental Permits Could Hurt our Profits

   * We operate under numerous federal, state, local and non-U.S. laws and regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment. In particular, our operations are subject to laws and regulations governing industrial waste water and storm water discharges, public notice or "community right-to-know" requirements concerning the hazardous materials located or used at our facilities, and the disposal of solid waste from our facilities, some of which is considered special waste within the meaning of these laws and regulations. Some of these laws require us to obtain permits in order to conduct our operations. If we were to violate these laws or regulations we might have to pay substantial fines and our permits could be suspended or revoked in which case we might have to suspend operations at one or more of our manufacturing facilities. We may also not be able to acquire new permits which we would need in order to expand our operations.

   * The Food and Drug Administration regulates the material content of medical and direct-contact food and beverage containers and packages and periodically examines our operations. We must also adhere to FDA regulations governing "good manufacturing practices," including testing, quality control, and manufacturing and documentation requirements. If violations of these regulations are noted during inspections of our manufacturing facilities by public health regulatory officials, we may be required to cease manufacturing until the violation is corrected or to recall products that were manufactured under improper conditions.

   Any of these circumstances could have a material adverse effect on the continued marketing of our products and on our business, financial condition and results of operations.



                    Forward Looking Statements

   This prospectus contains forward-looking statements, primarily in the section captioned "Risk Factors." Forward-looking statements represent our judgment relating to, among other things, future results of operations, growth plans, sales, capital requirements and general industry and business conditions applicable to us. They are based largely on our current expectations. Our actual results could differ materially from the information contained in the forward-looking statements due to a number of factors, including the risks described above, changes in the economy or the plastics industry in general, and other unanticipated events that may prevent us from competing successfully in existing or new markets, and our ability to manage our growth effectively.



                     Selling Security Holders

   The 1,636,700 shares of common stock being offered by this prospectus are subject to issuance upon the conversion of an aggregate of 1,000,000 6.50% Convertible Preferred Securities (liquidation preference $50 per Convertible Preferred Security) of Spartech Capital Trust, a Delaware business trust, held by the selling security holders. The Preferred Securities were issued to the selling security holders in March, 1999.

   The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by the selling security holders as of February 29, 2000, assuming the conversion of the selling security holders' Convertible Preferred Securities into Spartech common stock, and as adjusted to reflect the sale of the selling security holders' shares.





                                             Shares            Maximum
Shares
                                       Beneficially Owned      Number of
Beneficially Owned
                                       Before Offering (a)     Shares
After Offering
                                                               Being
Name                                  Number      Percent(b)   Offered(a)   Number      Percent (b)

American General Assurance Company         65,468         0.2%       65,468     -             -
American General Life Insurance           196,404         0.7%      196,404     -             -
  Company
American General Life and Accident        196,404         0.7%      196,404     -             -
  Insurance Company
Northern Life Insurance Company           130,936         0.5%      130,936     -             -
The Northwestern Mutual Life         1,285,128(c)         4.5%      491,010 794,118(c)        2.8%
  Insurance Company
Reliastar Life Insurance Company           32,734         0.1%       32,734     -             -
  of New York
The Travelers Insurance Company           458,276         1.7%      458,276     -             -
  (d)
Yosemite Insurance Company                 65,468         0.2%       65,468     -             -
Total                                   2,430,818         8.2%    1,636,700  794,118          2.8%

  ________________



(a)Includes the 1,636,700 shares being offered hereby, which are issuable upon conversion of the Convertible Preferred Securities.

(b)The percentage ownership of each selling security holder is calculated by assuming the exercise or conversion of all options or convertible securities held by the selling security holder and the nonexercise or nonconversion of all other outstanding options and convertible securities.

(c)Includes 794,118 shares issuable upon conversion of 540,000 units of 7% Convertible Preferred Securities of Spartech Capital Trust II.

(d)The Travelers Insurance Company also owns an aggregate of approximately $26,000,000 of various issues of Senior Notes of the Company, due in 2004, 2005 and 2006.



                       Plan of Distribution

   We are registering the shares on behalf of the selling security holders, including persons who may receive the shares from them as gifts or pursuant to pledges.

   We do not know how the selling security holders will sell the shares. They may sell the shares from time to time in any of several ways and in any of several marketplaces, including:

   *  Through private negotiations directly with purchasers;

   * Through agreements with underwriters, dealers or brokers for their own accounts;

   *  Through agreements with underwriters or dealers for resale;

   * In block trades with brokers or dealers who will attempt to sell the shares as agent but may resell a portion of the block as principal to facilitate the transaction; or

   * In brokers' transactions on the New York Stock Exchange, subject to its rules.

In addition, any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

   We do not know at what prices the selling security holders will sell the shares. They may sell the shares at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, or at negotiated prices. They may pay usual and customary or specifically negotiated fees, discounts or commissions in connection with these sales. We will not pay any of those fees, discounts or commissions.

   We will file a supplement to this prospectus if a selling security holder notifies us that it has entered into any material arrangement with a broker-dealer for the sale of shares, or if a recipient of shares by gift or pledge notifies us that it intends to sell more than 500 shares. The supplement will disclose, to the extent applicable,

   * The names of the selling security holder and each participating broker-dealer,

   *  The number of shares involved,

   *  The price at which the shares are being sold,

   * The commissions paid or discounts or concessions allowed to each broker-dealer; and

   *  Other facts material to the transaction.

   Because selling security holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of the Securities Act.

   We have agreed to indemnify each selling security holder against certain liabilities, including liabilities arising under the Securities Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

   With the consent of the selling security holders, we have designated Willkie Farr & Gallagher, New York, New York, as legal counsel for the selling security holders and will pay that firm's reasonable fees and expenses as well as the other costs of registering the shares and preparing this prospectus. We estimate the total of all these fees, expenses and costs at not more than $20,000. However, we will not pay brokerage commissions, underwriters' discounts or similar selling expenses, or the fees and expenses of any other legal counsel for the selling security holders.



                         Use of Proceeds

   We will not receive any of the proceeds from the sale of shares by the selling security holders.



                          Legal Matters

   The validity, authorization and issuance of the shares of common stock offered by this prospectus has been passed upon for Spartech by Jeffrey D. Fisher, Esq., an attorney licensed in the State of Missouri. Mr. Fisher is employed by Spartech as its Vice President and General Counsel and as of May 17, 2000 owned beneficially, through the Spartech Corporation 401(k) Savings & Investment Plan, approximately 1,645 shares of Spartech's common stock.

                             Experts

   Our consolidated financial statements as of October 31, 1998 and October 30, 1999 and for each of the three years in the period ended October 30, 1999, included in our Annual Report on Form 10-K for the fiscal year ended October 30, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated in this prospectus by reference in reliance upon the authority of that firm as experts in accounting and auditing in giving its report.

   The consolidated financial statements of Uniroyal HPP Holdings, Inc. and subsidiary, incorporated in this prospectus by reference to our amended Current Report on Form 8-K/A dated May 15, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is also incorporated in this prospectus by reference, and has been so incorporated in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.



                          About Spartech

   We are an intermediary processor of thermoplastics. Thermoplastics are plastics capable of being formed and reformed by heating. We convert base polymers, or resins, from commodity suppliers into extruded plastic sheet and rollstock, color concentrates and blended resin compounds, and injection molded and profile extruded products.

   Our principal executive offices are located at 120 South Central Avenue, Suite 1700, Clayton, Missouri 63105. Our telephone number is (314) 721-4242. Our web site address is http://www.spartech.com. Information contained on our web site is not part of this prospectus.



               Where You Can Find More Information

   We have filed a registration statement on Form S-3 with the Securities and Exchange Commission in connection with this offering. In addition, we file annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents filed by us at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at http://www.sec.gov.

   This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. You should refer to the registration statement and its exhibits for further information.

   The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. Later information filed with the Securities and Exchange Commission will update and supersede this information.

   We incorporate by reference into this prospectus the following documents filed with the Securities and Exchange Commission:

   * The description of our common stock in our Registration Statement on Amendment No. 1 to Form 8-A dated November 28, 1994, filed on May 17, 1999 under the Securities Exchange Act of 1934;

   *  Our annual report on Form 10-K for the year ended October 30, 1999;

   * Our quarterly reports on Form 10-Q for the quarters ended January 29, 2000 and April 29, 2000;

   * Our current report on Form 8-K filed December 6, 1999, relating to certain amendments to the Restricted Stock Option Plan;

   * Our current report on Form 8-K filed December 9, 1999, relating to our fiscal 1999 operating results and our outlook for fiscal 2000; and

   * Our current reports on Form 8-K filed December 28, 1999 and March 14, 2000, relating to our acquisition of certain assets of High Performance Plastics, Inc., as well as our amended report on Form 8-K/A filed May 15, 2000 containing the consolidated financial statements of Uniroyal HPP Holdings, Inc. and subsidiary and pro forma financial statements of Spartech Corporation.

We also incorporate by reference into this prospectus the following documents:

   * Any documents we file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement; and

   * Any documents we file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until this offering is completed.

You may request a copy of these filings, at no cost, by contacting us at:

                    Spartech Corporation
                    120 South Central Avenue, Suite 1700
                    Clayton, Missouri 63105
                    Attention: Secretary

Our telephone number for copy requests is (314) 721-4242.



                             PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby. All of these expenses will be borne by the registrant, and not by the selling security holders.

Securities and Exchange Commission
registration fee                             $  12,666
Blue sky fees and expenses                           0
Transfer agent fees and expenses                   500
Printing and engraving fees                        500
Legal fees and expenses                          5,000
Accounting fees and expenses                     1,000
New York Stock Exchange listing fee                  0*
Miscellaneous                                      334
Total                                         $ 20,000

     * The listing fee was paid in connection with the original offering of the convertible securities in March, 1999.

Item 15.  Indemnification of Directors and Officers

 Section 145 of the General Corporation Law of the State of Delaware provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through charter or bylaw provisions and otherwise and to purchase indemnity insurance on behalf of its directors and officers.

     Section Eighth of the registrant's Restated Certificate of Incorporation provide for indemnification of the registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended.

Item 16.  Exhibits

     A list of exhibits is set forth in the Exhibit Index appearing elsewhere in this Registration Statement and is incorporated herein by reference.

Item 17.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.





                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Clayton, State of Missouri, on June 5, 2000.


                                   Spartech Corporation



                                   By: s/BRADLEY B. BUECHLER
                                      Bradley B. Buechler
                                      Chairman of the Board, President
                                      and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



Signature             Title                         Date Signed


 s/BRADLEY B. BUECHLER Chairman of the Board,        June 5, 2000
 Bradley B. Buechler   Chief Executive Officer
                       and Director
                        (Principal Executive Officer)


 s/DAVID B. MUELLER    Executive Vice President,    June 5, 2000
David B. Mueller       Chief Operating Officer,
                       Secretary and Director


 s/RANDY C. MARTIN     Vice President-Finance       June 5, 2000
Randy C. Martin        and Chief Financial Officer
                       (Principal Financial and
                       Accounting Officer)


 s/RALPH B. ANDY*      Director                     June 5, 2000
 Ralph B. Andy


 s/W.R. CLERIHUE*      Director                     June 5, 2000
 W.R. Clerihue


 s/ROY DOBSON*         Director                     June 5, 2000
 Roy Dobson


 s/JOHN R. KENNEDY*    Director                     June 5, 2000
 John R. Kennedy


 s/CALVIN J. O'CONNOR* Director                     June 5, 2000
 Calvin J. O'Connor


 s/JACKSON W. ROBINSON* Director                    June 5, 2000
 Jackson W. Robinson


 s/RICHARD B. SCHERRER* Director                    June 5, 2000
 Richard B. Scherrer



                    * By: s/BRADLEY B. BUECHLER
                       Bradley B. Buechler, Attorney-in-Fact



                                  EXHIBIT INDEX


Exhibit Number      Description


  5                Legal Opinion

 23.1              Consent of Arthur Andersen LLP

 23.2              Consent of Deloitte & Touche LLP

 23.3              Consent of Counsel (included in Exhibit 5)

 24.1              Power of Attorney (included on Page II-3)